Exhibit (k)(6)

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (this “Agreement”), dated as of February 28th, 2020, is entered into by and between (i) CIM Capital IC Management, LLC, a Delaware limited liability company (the “Adviser”) and (ii) CIM Capital SA Management, LLC, a Delaware limited liability company (the “Sub-Adviser”).

W I T N E S S E T H:

WHEREAS, pursuant to an Investment Advisory and Management Agreement dated February 28th, 2020 (the “Advisory Agreement”) by and between the Adviser and CIM RACR Real Estate Investments, Inc. (the “Company”), a Maryland corporation and subsidiary of CIM Real Assets & Credit Fund (the “Fund”), a Delaware statutory trust registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which has been approved by the Fund’s Board of Trustees (the “Board”), the Company has appointed the Adviser to furnish investment advisory services to the Company;

WHEREAS, the Advisory Agreement permits the Adviser to appoint a sub-advisor to provide certain advisory services in connection with the operation of the Company;

WHEREAS, the Adviser wishes to use the Sub-Adviser’s services and capabilities during the term of this Agreement and the Sub-Adviser is willing to provide such services and capabilities to the Adviser, all on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.Appointment. The Adviser hereby appoints the Sub-Adviser and the Sub-Adviser hereby accepts its appointment, to furnish investment advisory services and advice with respect to assets (the “Sub-Advised Assets”) of the Company, with respect to such portion or entirety of the Company’s assets and/or accounts (referred to herein, individually and collectively, as an “Account” or the “Accounts”) as specifically designated by the Adviser and accepted by the Sub-Adviser in writing from time to time and within the parameters of the investment objective, policies, restrictions and guidelines applicable to the Company as provided by the Adviser (the “Services”).

2.Representations.

a)    Adviser Representations. The Adviser represents that: (i) it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”); (ii) it is duly authorized and empowered to enter into and perform its obligations under this Agreement; (iii) the execution and delivery of this Agreement does not constitute a breach of or default under (A) any provision of applicable law, rule or regulation, (B) the Adviser’s governing documents, or (C) any agreement, judgment, injunction, order, decree, contract or other instrument binding upon the Adviser; (iv) it has adopted a written code of ethics complying with the requirements under Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Investment Advisers Act and has provided the Sub-Adviser with a copy of that code; and (iv) this Agreement is a legally valid and binding obligation of the Adviser enforceable in accordance with its terms. The Adviser will notify the Sub-Adviser immediately if any of these representations ceases to be accurate.

b)    Sub-Adviser Representations. The Sub-Adviser represents that: (i) it is registered as an investment adviser under the Investment Advisers Act; (ii) it is duly authorized and empowered to enter into and perform its obligations under this Agreement; (iii) the execution and delivery of this Agreement does not constitute a breach of or default under (A) any provision of applicable law, rule or regulation, (B) the Sub-Adviser’s governing documents, or (C) any agreement, judgment, injunction, order, decree, contract or other instrument binding upon the Sub-Adviser; (iv) this Agreement is a legally valid and binding obligation of the Sub-Adviser enforceable in accordance with its terms; (v) it has adopted a written code of ethics complying with the requirements under Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Investment Advisers Act and has provided the Adviser with a copy of that code; (vi) it has completed, obtained and performed, and will maintain in full force and effect during the term of this Agreement, all registrations, filings, approvals, authorizations, consents or examinations required by any governmental authority or other regulatory agency by reason of its activities as contemplated by this Agreement; (vii) it creates and maintains books and records as required by the Investment Advisers Act and Securities and Exchange Commission rules thereunder; and (viii) it, its directors, officers, partners, employees and agents shall conduct all activities to be performed hereunder in compliance with the Investment Advisers Act and the rules and regulations thereunder, and all other applicable laws and regulations to the activities performed hereunder. The Sub-Adviser will notify the Adviser immediately if any of these representations ceases to be accurate.

3.Compliance and Notification. The Sub-Adviser shall, at its expense, (i) comply with all federal and state securities and other laws as necessary to perform the Services, and shall provide the Adviser with written assurances of such compliance upon request, (ii) maintain on a current basis all required filings under applicable federal and state laws, and (iii) adhere to industry-standard written information security plans and measures. The Sub-Adviser shall promptly notify the Adviser of (x) any material changes in its personnel, financial condition, ownership or operations, or (y) any investigations of, or actions taken against the Sub-Adviser or any of its employees by any state or federal regulatory agency or law enforcement, which is likely to impair or adversely affect the Sub-Adviser’s ability to fulfill its commitment under this Agreement. The Sub-Adviser shall notify the Adviser in the event that there is any change of control or ownership of the Sub-Adviser that would constitute an assignment of an investment advisory contract for purposes of Section 15(a) of the Investment Company Act, in each such case prior to such change if the Sub-Adviser is aware of such change, but in any event, not later than promptly after such change.

4.Examination of Records. The Sub-Adviser shall permit examiners of state and federal regulators with jurisdiction over the Adviser to examine its books, records and operations upon reasonable advance notice to Sub-Adviser and at reasonable times during normal business hours.

5.Fees and Expenses. At the end of each calendar quarter, the Adviser shall designate 50% of the total Management Fees (as defined in the Advisory Agreement) payable to the Adviser by the Company as “Sub-Advisory Fees” and paid to the Sub-Adviser unless otherwise provided herein. In the event that the Company engages any additional sub-advisors with respect to Accounts other than the Sub-Advised Assets, for each such calendar quarter thereafter, the Adviser shall allocate and pay to the Sub-Adviser a percentage of the Sub-Advisory Fees that is equal to the percentage of unlevered equity capital attributable to the Sub-Advised Assets for which the Sub-Adviser provides Services in relation to the unlevered equity capital attributable to the assets for which any other sub-advisors to the Company provide services (the portion of the Sub-Advisory Fee payable to the Sub-Adviser referred to as the “CIM SA Sub-Advisory Fee”). In connection with each quarterly payment of the CIM SA Sub-Advisory Fee, the Adviser shall provide in writing the basis for the calculation of such CIM SA Sub-Advisory Fee. In the event that the Sub-Adviser believes that there has been an error in such calculation, the Sub-Adviser shall promptly notify the Adviser of such belief and provide its view of the appropriate calculation in writing. In such event, the Adviser may either accept the Sub-Adviser’s revised calculation or continue the discussion to resolve the disagreement as to the CIM SA Sub-Advisory Fee amount and calculation. In addition, the Adviser shall pay or reimburse, as applicable, the Sub-Adviser for all expenses paid or incurred by Sub-Adviser (including the wages, salaries and other personnel-related expenses of Sub-Adviser’s in-house personnel) in connection with the execution of Sub-Adviser’s duties with respect to the Sub-Advised Assets.

6.Termination and Enforcement.

a)    Term. This Agreement shall commence on the date hereof. This Agreement shall remain in effect for two years after such date, and thereafter shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by:

i.	the vote of the Board, or by the vote of holders of a majority of the outstanding voting securities of the Company; and

ii.
the vote of a majority of the Company’s trustees who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any party hereto, in accordance with the requirements of the Investment Company Act.

b)    Termination for Convenience. Either party may terminate its participation in this Agreement at any time upon 30 days’ prior written notice to the other party.
c)    Termination for Cause. This Agreement may be terminated as to either party, by delivery of written notice thereof to such party (by the other party), as follows:

i. Upon the dissolution or other termination of existence of such party;
ii.Upon the application or consent by such party for the appointment of any receiver, trustee or similar officer for all or a substantial part of its property, or the appointment of any such receiver, trustee or similar officer without the application or consent of such party which is not discharged or bonded within 60 days;
iii.Upon the commencement by such party of any bankruptcy, insolvency, reorganization, readjustment of debt, dissolution, liquidation or similar proceedings, or involuntary commencement against such party of any such proceeding which is not discharged or bonded within 60 days; or
iv.Should such party commit fraud or misapply funds.
d)    Termination Upon Assignment. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act); provided that nothing herein shall cause this Agreement to terminate upon or otherwise restrict a transaction that does not result in a change of actual control or management of the Sub-Adviser.
e)    Rights upon Termination. Notwithstanding the termination of this Agreement, its provisions will remain in effect with respect to any payments due for any periods during which this Agreement was in effect prior to its termination, and the CIM SA Sub-Advisory Fee payable to the Sub-Adviser will be prorated to the date of termination if the termination is not as of the last day of a calendar quarter. Upon termination of this Agreement, the Sub-Adviser shall use commercially reasonable efforts to return or destroy or cause to be returned or destroyed, in a prompt manner, all of the Adviser’s Confidential Information (as hereinafter defined) regardless of the medium. The Sub-Adviser shall comply with the Adviser’s specific instructions and will certify to such return and destruction as requested by the Adviser. Notwithstanding the foregoing, the Sub-Adviser may retain such Confidential Information as is required by applicable law, regulation or order, or by its internal compliance or electronic backup policies and procedures, provided that any retained Confidential Information shall remain subject to the obligations of confidentiality set forth in this Agreement notwithstanding its termination.
f)    Survival. The following sections of this Agreement shall also survive any termination or expiration of this Agreement: Section 3 (Compliance and Notification – relating to the period of the Agreement), Sub-Section 6.e (Rights upon Termination), Section 8 (Reporting –for the period of the Agreement) Section 10 (Performance and Liability), Section 11 (Confidentiality; Information Security) and Section 13 (Miscellaneous).
g)    Enforcement. In the event a party (the “Non-Breaching Party”) believes in good faith that another party (a “Breaching Party”) is in material breach of, or otherwise not complying with its material obligations under this Agreement, the Non-Breaching Party may provide the Breaching party with a written notice in accordance with Sub-Section 13.g below describing, in reasonable detail, the nature of the alleged breach or non-compliance. Following delivery of such written notice, the parties shall attempt, in good faith, to resolve their dispute over the course of a period of thirty (30) days. In the event the parties are unable to resolve their dispute within such thirty (30) day period, the Non-Breaching Party may pursue any available remedies it believes it has at law or in equity.
7.Non-Exclusivity. Each party understands that this is a non-exclusive agreement and that the other party may obtain or provide similar advisory and sub-advisory services from other persons. In the unlikely event that conflicts of interest arise in the allocation of investment opportunities among accounts that the Sub-Adviser advises (including the Accounts), the Sub-Adviser will equitably allocate such investment opportunities in a manner consistent with the best interests of all clients involved, using its allocation policies. The Sub-Adviser understands that the Adviser and its affiliates provide investment advisory and other services, and may retain other firms to provide investment advisory or sub-advisory services that may be similar or different to the Services provided by the Sub-Adviser, and that the Adviser is under no obligation to obtain advisory or sub-advisory services from the Sub-Adviser.

8.Reporting. The Sub-Adviser shall timely furnish to the Adviser any and all information relating to the Sub-Adviser’s Services under this Agreement as reasonably requested by the Adviser.

9.Separateness. The Adviser and the Sub-Adviser shall maintain and preserve the separateness of their respective businesses, keep separate books and records, have separate letterhead and business cards for their respective personnel, and take steps designed to assure that each third party conducting business with the Adviser or the Sub-Adviser is aware of the identity of the entity with which it is conducting business. The Adviser and the Sub-Adviser shall act cooperatively in assuring their activities conform to this Agreement and applicable laws and regulations.

10.Performance and Liability.

a)    The Sub-Adviser shall act with the care, skill, prudence and diligence of a professional investment adviser.
b)    Each party shall at its own expense indemnify, defend and hold harmless the other party and its affiliates and their respective directors, officers, employees, agents, representatives or advisors, successors and assigns, and all other persons and entities acting on behalf of or under the control of such party, harmless from, for and against any and all claims, demands, suits, causes of action, debts or liabilities, losses, judgment, damages, costs (including all reasonable attorney’s fees), expenses, fines and penalties (collectively, the “Claims”) to the extent arising out of or as a result of fraud, bad faith, gross negligence or willful misconduct of such party, its employees or agents. The indemnified party hereby agrees to advise the indemnifying party of any Claim promptly after receipt of the notice thereof; provided, however, that the indemnified party’s right to indemnification hereunder shall not be limited by its failure to promptly advise the indemnifying party of any such Claim, except to the extent that the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right, at its option, to assume the control of the Claim in respect of which indemnity may be sought hereunder, including the employment of counsel with respect thereto, in which event, except as provided below, the indemnifying party shall not be liable for the fees and expenses of any other counsel retained by any indemnified party in connection with such Claim. In any such Claim of which indemnifying party shall have so assumed, any indemnified party shall have the right to participate and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party (and not the indemnifying party) unless (i) each party shall have mutually agreed in writing to the retention of such counsel, or (ii) the named parties to any such litigation or proceeding (including any impleaded parties) include both parties and representation of both parties by the same counsel would, in the opinion of counsel to the indemnified party, be inappropriate due to actual legal conflict of interest. The indemnifying party agrees to keep the indemnified party informed of the status of any Claim hereunder. The indemnifying party will not, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), settle any Claim unless such settlement includes an express, complete and unconditional release of the indemnified party with respect to all Claims; such release to be set forth in an instrument signed by all parties to such settlement.
c)    Except as otherwise expressly provided in this Section 10, the Sub-Adviser shall in no event have any liability to the Adviser under or as a result of this Agreement or the performance of the Services, except to the extent such liability results from the gross negligence or willful misconduct of Sub-Adviser or breach of this Agreement by Sub-Adviser. Without limiting the generality of the foregoing, the Sub-Adviser will not be liable to the Adviser for: (i) any loss of profits, loss of revenue, loss of reputation or goodwill; (ii) any indirect, special or consequential loss; or (iii) any exemplary or punitive damages, whether arising in contract, tort, negligence, misrepresentation, for breach of duty (including without limitation statutory duty) or otherwise. Nothing in this Section 10(c) shall limit the liability of Adviser to the Sub-Adviser for the payment of fees under this Agreement.
11.Confidentiality; Information Security. All information and advice furnished by either party to the other (or obtained by the Sub-Adviser from the Company in connection with providing Services under this Agreement) shall be treated as confidential (“Confidential Information”) and shall not be disclosed to unaffiliated third parties unless requested by a regulatory authority or as otherwise required by law. Information to be treated as Confidential Information includes, without limitation, all “non-public personal information” as defined in Title V of the Gramm-Leach Bliley Act and its implementing regulations. The Sub-Adviser and its officers, directors, employees, agents and vendors shall not use the Adviser’s Confidential Information for any purpose other than to provide the Services contracted for in this Agreement for the sole benefit of the Adviser and the Company; provided, however, that the Sub-Adviser will not violate the foregoing if it uses the Adviser’s Confidential Information in connection with other written agreements entered into between the Sub-Adviser and the Adviser or the Adviser’s affiliates, for the sole benefit of the Adviser or its affiliates. The parties shall use appropriate measures to: (i) safeguard the security and confidentiality of Confidential Information; (ii) protect against the destruction, loss, alteration of or unauthorized access to Confidential Information; and (iii) ensure the proper disposal of Confidential Information. In the event that the Sub-Adviser becomes aware of an incident of unauthorized access to, compromise or breach of the Adviser and/or the Company’s Confidential Information, the Sub-Adviser shall immediately notify the Adviser of the incident and shall immediately coordinate with the Adviser to investigate and prevent the incident or mitigate or remedy the effects of the incident. The Sub-Adviser shall provide updates to the Adviser of the Sub-Adviser’s efforts to correct or prevent such compromise, as frequently as necessary to keep the Adviser fully apprised of the investigation and the status of any corrective or remedial steps taken by the Sub-Adviser.

12.Books and Records. In compliance with the requirements of Rule 31a-3 of the Investment Company Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records in the event of termination of this Agreement. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Investment Company Act, if applicable, the records required to be maintained by the Securities and Exchange Commission, if applicable, with respect to the Services provided by the Sub-Adviser hereunder. For avoidance of doubt, the Sub-Adviser shall be permitted to include performance information of the Fund in materials produced by it subject to compliance with all applicable securities laws and regulations and any applicable FINRA guidance, and such performance information shall not be Confidential Information of the Fund.

13.Miscellaneous.

a)    Amendments. This Agreement may be amended, supplemented or waived at any time and from time to time by an instrument in writing signed by each party hereto, or their respective permitted successors or assigns.
b)    Counterparts. This Agreement may be executed through the use of separate signature pages and in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatories to the same counterpart.
c)    Electronic Signatures. The words, “execution,” “signed,” “signatures” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law.
d)    Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, and terms and shall in no way affect the validity of enforceability of the other provisions of this Agreement.
e)    Transfers and Assigns. Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred or assigned by any party hereto without the prior written consent of each other party.

f)    Binding Effect: Successors. This Agreement shall be binding upon the parties, shall inure to the benefit of, and shall be binding upon, any permitted successors or assigns of the parties,
g)    Notices. Any notice or communication in respect of this Agreement shall be sufficiently given to a party if in writing and delivered in person, by hand, or by email, at the mailing address or email address set out in Exhibit A attached hereto, or to such other address as shall be notified in writing by one party to the other.
h)    Parties to this Agreement. Nothing herein shall in any manner create any obligations or establish any rights against any non-party to this Agreement or in favor of any person not a party to this Agreement.
i)    Governing Law, Litigation, Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such jurisdiction and without giving effect to its choice or conflict of laws rules or principles, and in a manner not in conflict with the provisions of the Investment Company Act, as applicable. No claim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement may be commenced, presented or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the parties consent to the jurisdiction of such courts and personal service. In addition, the parties hereby waive any right to a trial by jury with respect to any such dispute or matter. In the event of litigation relating to this Agreement, the prevailing party (as determined by a court of competent jurisdiction) shall be entitled to recover its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with such litigation from the non-prevailing party.
j)    No Joint Venture. Nothing in this Agreement may be interpreted or construed to create any joint venture, employment, partnership or other relationship between the Sub-Adviser and the Adviser.
k)    Entire Agreement. This Agreement contains the entire understanding between the Adviser and the Sub-Adviser concerning the subject matter of this Agreement, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties on this subject matter.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereinabove written.

ADVISER CIM CAPITAL IC MANAGEMENT, LLC By: /s/ David Thompson Name: David Thompson Title: Vice President
SUB-ADVISER CIM CAPITAL SA MANAGEMENT, LLC By: /s/ David Thompson Name: David Thompson Title: Vice President

[Signature Page to Sub-Advisory Agreement]

Exhibit A

CIM CAPITAL SECURITIES MANAGEMENT, LLC
4700 Wilshire Blvd
Los Angeles, CA 90010
Attention: David Thompson, Vice President
Tel: 323-860-7413

CIM CAPITAL SA MANAGEMENT, LLC
4700 Wilshire Blvd
Los Angeles, CA 90010
Attention: Barry Berlin, Vice President and Chief Financial Officer
Tel: 323-860-4954